EXHIBIT NO. 99.10(a)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration No. 33-37972 of MFS Series Trust VIII, of our report dated December 8, 2000, appearing in Annual Report to Shareholders for the year ended October 31, 2000, of MFS Strategic Income Fund, a series MFS Series Trust VIII and to references made to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


ERNST & YOUNG, LLP
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Ernst & Young, LLP

Boston, Massachusetts
February 26, 2001